Exhibit 99.1

News Release

Sealy Corporation Announces Selected Preliminary Information Relating to Second Quarter 2009 Earnings

TRINITY, N.C., June 18 — Sealy Corporation (NYSE: ZZ), the largest bedding manufacturer in the world, today announced selected preliminary information relating to its fiscal 2009 second quarter, to be followed by a conference call at 5:00 p.m. Eastern Time today.  The Company separately expects to issue a press release containing its fiscal second quarter 2009 results after the market close on Tuesday, June 30, 2009, to be followed by a conference call at 5:00 p.m. Eastern Time.

Today’s press release and conference call are being provided in connection with the Company’s comprehensive refinancing plan (the “Refinancing”) which was announced on May 13, 2009 and is expected to be completed in July 2009.  Following the completion of the Refinancing, the Company does not intend to provide preliminary information relating to its financial results for future periods.

The preliminary information relating to the fiscal 2009 second quarter announced by the Company, which remains subject to completion of full financial statements for the period, is as follows:

	Q2 2009 Range	Q2 2008 Actual
Total Net Sales:	$294 – $301 million	$375.4 million *
Gross Profit:	$119 – $123 million	$148.4 million *
Gross Profit Margin:	40.1% – 41.1%	39.5%
Income from Operations:	$28 – $30 million	$35.3 million *
Adjusted EBITDA:	$40 – $42 million	$49.8 million *
Adjusted EBITDA Margin:	13.3% – 14.2%	13.3%

* During the second quarter of fiscal 2008, Gross Profit benefited from a change in accounting estimate related to the Company’s warrantable and other product return reserves, which resulted in an increase to Sales of approximately $3.7 million, a reduction of Cost of Sales of approximately $4.5 million, and an increase in Income from Operations and Adjusted EBITDA of $8.2 million.

“During the second quarter, we were able to strengthen our competitive position, consistently execute on our strategic initiatives, and improve our operating performance compared to the first quarter of fiscal 2009.  We believe that our Company has never been in a stronger strategic position to gain profitable market share on a global basis,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.

EBITDA and Adjusted EBITDA

Within the information above, Sealy provides information regarding Adjusted EBITDA which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of available cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA to the Company’s income from operations is provided in the attached schedule.

Conference Call

The conference call can be accessed live over the phone by dialing (800) 762-8779, or for international callers, (480) 629-9770. A replay will be available one hour after the call and can be accessed by dialing (800) 406-7325, or for international callers, (303) 590-3030. The passcode for the live call and the replay is 4097095. The replay will be available until June 25, 2009.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call.

In addition, for more information about the Refinancing, please visit the Investors section of the Company’s website at www.sealy.com, or contact the Company’s Information Agent, National City Bank, c/o The Colbent Corp., 161 Bay State Drive, Braintree, Massachusetts 02184, (800) 622-6757.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of $1.5 billion in fiscal 2008. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), including SpringFree(TM), PurEmbrace(TM) and TrueForm(R); Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

RECONCILIATION OF ADJUSTED EBITDA TO OPERATING INCOME NON GAAP MEASURE

	Three Months Ended:
	May 31,	June 1,
	2009	2008
	(in millions)	(in millions)

Operating income	$28.0 - $30.0	$35.3
Depreciation and amortization	$7.5 - $8.5	8.7
Adjustments to EBITDA pursuant to debt covenants	$3.5 - $4.5	5.8

Adjusted EBITDA	$40.0 - $42.0	$49.8